As filed with the Securities and Exchange Commission on November 13, 2015

Registration No. 333-191098

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-180915

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENVIVIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3353255
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

535 Mission Street, 27th Floor

San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Amended and Restated 2012 Stock Incentive Plan

(Full title of the Plan(s))

Julien Signès

President and Chief Executive Officer

535 Mission Street, 27th Floor

San Francisco, California 94105

(415) 510-3400

(Name, address, telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Marell, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas

New York, New York 10019
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

Envivio, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to the following registration statement on Form S-8 (the “Registration Statement”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and any other securities issuable by the company pursuant to the Registration Statement:

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Registration Statement on Form S-8, File No. 333-191098, filed with the SEC on September 11, 2013, pertaining to the registration of 1,461,197 shares of Common Stock for issuance under the Amended and Restated 2012 Stock Incentive Plan.

On October 27, 2015, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 10, 2015, by and among the Company, Ericsson, Inc., a Delaware corporation (“Parent”), and Cindy Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statement to deregister all such securities of the Company registered under the Registration Statement that remain unsold as of the effective time of the Merger, if any.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California on November 13, 2015.

ENVIVIO, INC.

By:	/s/ Julien Signès
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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